[MAYS & VALENTINE, L.L.P. LETTERHEAD]



                                 December  , 1999



Board of Directors
Virginia Commonwealth Financial Corporation
102 South Main Street
Culpeper, Virginia 22701

Board of Directors
Caroline Savings Bank
268 North Main Street
Bowling Green, Virginia 22427

         Re: Tax Opinion - Caroline Savings Bank becoming a wholly owned subsidiary of Virginia Commonwealth Financial Corporation

Ladies and Gentlemen:

         You have requested our opinion as to certain federal income tax consequences of the proposed affiliation (the "Affiliation") of Caroline Savings Bank ("Caroline") with Virginia Commonwealth Financial Corporation ("Virginia Commonwealth") pursuant to the Agreement and Plan of Reorganization, dated September 15, 1999, between these parties. Our opinion is given pursuant to
Section 6.1(d) of the Agreement and Plan of Reorganization.

                                                      FACTS:





                                                     OPINION:

         Based on the foregoing and subject to the limitations and qualifications set forth herein, we give our opinion as follows:

1. The Affiliation will qualify as a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Internal Revenue Code (the "Code"), and Caroline and Virginia Commonwealth will each qualify as a "party to a reorganization" within the meaning of Section 368 (b) of the Code.

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2. No gain or loss will be recognized for federal tax purposes by Caroline or
Virginia Commonwealth as a result of the Affiliation.

3. No gain or loss will be recognized for federal tax purposes by the shareholders of Caroline as a result of the exchange of their common stock solely for the common stock of Virginia Commonwealth.

4. Any shareholder of Caroline who receives cash in lieu of a fractional share interest shall be treated as receiving a payment in redemption of such fractional interest subject to the provisions of Section 302 of the Code. Gain or loss will be realized and recognized to such shareholder measured by the difference between the redemption price and the portion of the shareholder's basis in Caroline stock allocable to such fractional share interest.

5. The aggregate tax basis of the shares of Virginia Commonwealth stock received by each shareholder of Caroline will be equal to the aggregate tax basis of such shareholder's shares of Caroline stock surrendered therefor in the Affiliation.

6. The holding period under Section 1223 of the Code for the shares of Virginia Commonwealth stock received by each shareholder of Caroline will include the holding period for the shares of Caroline stock of such shareholder surrendered therefor in the Affiliation, provided that the Caroline shareholder held such stock as a capital asset on the date of the Affiliation.

         In rendering our opinion, we have considered the applicable provisions of the Code, Treasury Regulations promulgated thereunder, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service, and other authorities as we have considered relevant. Our opinion is limited to the federal tax law of the United States of America and is expressed as of the date hereof. We do not assume any obligation to update or supplement our opinion to reflect any fact or circumstance which hereafter comes to our attention or any change in law which hereafter occurs. Our opinions are limited to the matters expressly stated; no opinion is implied or may be inferred beyond such matters.

         Our opinion expressed herein is made in connection with the Affiliation and is solely for the benefit of Caroline, Virginia Commonwealth and its shareholders. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, which has been filed by Virginia Commonwealth with the Securities and Exchange Commission, and to the reference to our firm under the caption "Certain Federal Income Tax Consequences" in the Prospectus and Proxy Statement forming a part of the Registration Statement. This opinion may not, without our prior written consent, be otherwise distributed or relied upon by any other person, filed with any other government agency or quoted in any other document.

                            Very truly yours,

                            MAYS & VALENTINE, L.L.P.


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